United States securities and exchange commission logo





                     November 25, 2022

       Adam Sragovicz
       Chief Financial Officer
       Murphy Canyon Acquisition Corp.
       4995 Murphy Canyon Road, Suite 300
       San Diego, CA 92123

                                                        Re: Murphy Canyon
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-41245

       Dear Adam Sragovicz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction